UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2010

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2010, Ener1, Inc. ("Ener1") entered into a Credit Agreement with Credit Suisse AG, Cayman Islands Branch ("Credit Suisse"), as lender, under which Ener1 is able to borrow up to $15,000,000 for general corporate purposes (the "Credit Facility"). Amounts drawn under the Credit Facility become due and payable in full on June 23, 2010 and bear interest, payable monthly, at the London Interbank Offering Rate (LIBOR) plus 5% per annum (subject to adjustment for certain events). In connection with the Credit Facility, Ener1 and certain of its subsidiaries entered into a Guarantee and Collateral Agreement with Credit Suisse, pursuant to which (i) certain collateral, including Ener1’s ownership interests in EnerDel, Inc. and Think Holdings AS, was pledged as security for the repayment of amounts drawn under the Credit Facility and (ii) such subsidiaries guaranteed Ener1’s obligations under the Credit Facility. Ener1 and Credit Suisse also entered into a Warrant Agreement whereby Ener1 issued warrants to Credit Suisse to purchase 1,046,511 shares of Ener1 common stock at an exercise price of $4.30 per share (subject to adjustment for certain events) with an expiration date of March 23, 2012. The above description of the Credit Facility and the related transaction documents is not complete and is qualified in its entirety by the full text of the documents attached hereto, which are incorporated by reference herein.

Ener1 also entered into an engagement letter with Credit Suisse for advisory services (the "Engagement"). Under the Engagement, Credit Suisse will be offered the lead role in any future public issuances of securities and will be entitled to receive minimum fees of $1,800,000 prior to September 23, 2011.

Item 9.01 Financial Statements and Exhibits.

Exhibit 1.1 Credit Agreement dated as of March 23, 2010

Exhibit 1.2 Guarantee and Collateral Agreement dated as of March 23, 2010

Exhibit 1.3 Warrant Agreement dated as of March 23, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

March 29, 2010	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1.1	Credit Agreement dated as of March 23, 2010
1.2	Guarantee and Collateral Agreement dated as of March 23, 2010
1.3	Warrant Agreement dated as of March 23, 2010